UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 24, 2012

AnythingIT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-54540	22-3767312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17-09 Zink Place, Unit 1, Fair Lawn, NJ	07410
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(877) 766-3050

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2012 AnythingIT, Inc. entered into amendments to the employment agreements with David Bernstein, Vlad Stelmak and Gail L. Babitt, our executive officers.  The terms of the amendments are identical for each executive officer.  Under the terms of these amendments, we restructured the salary and bonus components of the agreement to increase the annual base salary of each executive officer from $180,000 per year to $220,000 per year and to provide a threshold of revenues in excess of $4,000,000 before the executive is entitled to receive a 1% annual bonus.  In addition, under the terms of the amendment the executive’s automobile allowance was increased to $1,235 per month from $925 per month and we have agreed to reimburse the executive up to the maximum out-of-pocket health care expenses, representing the annual deductible, or portion thereof, and co-pays, excluding doctor’s visits and prescriptions, paid by the executive under our new health care insurance plan.

The amendments are filed as Exhibits 10.12, 10.13 and 10.14 to this report and the descriptions of those amendments are qualified their entirety by reference to the filed documents.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

10.12	Amendment to Executive Employment Agreement dated July 24, 2012 by and between AnythingIT, Inc. and David Bernstein.
10.13	Amendment to Executive Employment Agreement dated July 24, 2012 by and between AnythingIT, Inc. and Vlad Stelmak.
10.14	Amendment to Executive Employment Agreement dated July 24, 2012 by and between AnythingIT, Inc. and Gail L. Babitt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AnythingIT, Inc.

Date: July 27, 2012	By:	/s/ Gail L. Babitt
Gail L. Babitt, Chief Financial Officer